EXHIBIT 99.1

Cosi, Inc. 1751 Lake Cook Road, Suite 600 Deerfield, Illinois 60015 www.getcosi.com

For Cosi Employees and Franchisees Only

September 29, 2011

To Cosi’s Employees and Franchisees:

As interim Chief Executive Officer, I would like to update you on our search process for a permanent CEO, and address the public statements made by BLUM Growth Fund, LLC and Bradley D. Blum.

Initially, however, I would like to report that, despite the continuing recessionary environment in our economy and more particularly our industry which has affected our financial performance in recent quarters, I am encouraged by the progress we are making on various Company initiatives.  Our recent refresh/remodel initiatives are being well received by our guests and are meeting our operational expectations.  We are also pleased with the work just completed to enhance our catering menu in response to guest feedback, which we believe will take our catering business to the next level.  Finally, we continue to receive positive guest response to our online initiatives.  Your hard work and dedication are reflected in the results on these and other Company initiatives.

As previously announced, the Board of Directors has created a search committee which will oversee the process of identifying and selecting a new CEO.  The Board of Directors also recently engaged The Elliott Group, a nationally recognized executive search firm, to work with the search committee.  The search is well underway and we are confident that the Company will be able to attract and hire a highly qualified permanent CEO.

I would also like to address the recent public statements by BLUM Growth Fund, LLC and Bradley D. Blum.  Mr. Blum issued a press release soliciting our stockholders to participate in a non-legally binding expression of “no confidence” for the current Board and filed a defective, incomplete and misleading Schedule 13D with the Securities and Exchange Commission. He has offered his services as Chairman and CEO and says he will do so at a salary of $1 for the first year.  Additionally, he has proposed installing a new board of directors that would also each be paid $1 for the first year.  What Mr. Blum is attempting to accomplish is to take control of Cosi without paying our stockholders any payment or distribution whatsoever for their shares.  Mr. Blum wants our Board of Directors to hand the Company over to him for free – something the Board cannot and would not ever do.  Moreover, Mr. Blum’s strategic and operational suggestions

Cosi, Inc. 1751 Lake Cook Road, Suite 600 Deerfield, Illinois 60015 www.getcosi.com represent no new ideas.  In fact, in the course of the Company’s strategic planning over the years, we had previously considered the actions outlined by Mr. Blum and are already undertaking those that, in our business judgment, are reasonable to pursue.

Prior to Mr. Blum’s recent release, and consistent with its fiduciary duties, the Board had informed Mr. Blum in written correspondence that the Company's directors could not, and would not, effect a change-in-control without seeking to obtain for the Company’s stockholders the payment of maximum value because it is not in the best interests of the Company or its stockholders to do so.  The Board had also offered Mr. Blum the opportunity to participate in the CEO selection process alongside other candidates to be considered.  With respect to our Board composition, we informed Mr. Blum that the Board evaluates, on an ongoing basis, the credentials, diversity and number of the Company’s directors to determine the composition of the Board that best serves the interests of the Company’s stockholders.  In that regard, we further informed Mr. Blum that, if one or more of his director candidates wants to propose being added to the Board, the Board will consider them at the appropriate time.

We face many challenges during this transition period, and I and the entire senior management team are prepared to work tirelessly in order to see Cosi succeed.  We will continue to focus on our search for a permanent CEO and conclude that process as quickly as possible, as we concurrently manage the day-to-day business and affairs of the Company to improve the Cosi brand, enhance the value of our franchise, grow revenue, and achieve profitability.

Very truly yours,
COSI, INC.

/s/ Mark Demilio

Mark Demilio,
Interim CEO